UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2020

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LXRX	The Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

As a result of our entry into a Purchase and Sale Agreement, dated July 29, 2020, with TerSera Therapeutics LLC (the “Purchase Agreement”), pursuant to which we agreed to sell our XERMELO® (telotristat ethyl) product and related assets, we intend to implement a reduction in force which will reduce our workforce by approximately fifty percent. We estimate that we will incur an aggregate of approximately $9.4 million to $10.4 million in pre-tax charges in connection with the transaction contemplated by the Purchase Agreement and the associated reduction in force, most of which will be paid by the end of 2020, and all of which are expected to be cash expenditures. These pre-tax charges are expected to be comprised of (a) up to approximately $3.4 million in costs associated with the transaction contemplated by the Purchase Agreement and (b) up to approximately $7 million in severance and other employee costs associated with the reduction in force.

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain   Officers; Compensatory Arrangements of Certain Officers.

In connection with our entry into the Purchase Agreement and the associated reduction in force, on July 29, 2020 we determined to terminate the employment of Pablo Lapuerta, M.D., our Executive Vice President and Chief Medical Officer, and Alexander A. Santini, our Executive Vice President and Chief Commercial Officer, in each case effective as of September 30, 2020.

We agreed to pay Dr. Lapuerta $541,811 in severance and retention payments in lieu of the severance payments to which he was otherwise entitled under his offer letter. We agreed to pay Mr. Santini $556,901 in severance and retention payments.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: August 3, 2020	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel